Issuer Free Writing Prospectus, dated December 9, 2019

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated December 9, 2019 and

Registration Statement No. 333-225004

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	2.700% Notes due 2027 (the “Notes”)

Principal Amount:	$500,000,000

Trade Date:	December 9, 2019

Settlement Date:	We expect that delivery of the Notes will be made to investors on or about December 16, 2019, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the third business day following the date hereof will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the third business day following the date hereof should consult their advisors.

Maturity Date:	February 15, 2027

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2020

Coupon:	2.700% per year, accruing from December 16, 2019

Price to Public:	99.893% of the principal amount, plus accrued interest, if any, from December 16, 2019

Yield to Maturity:	2.716%

Benchmark Treasury:	1.625% due November 30, 2026

Spread to Benchmark Treasury:	+ 95 basis points

Benchmark Treasury Price/Yield:	99-02+ / 1.766%

Optional Redemption Provisions

Make-Whole Call:	+ 15 basis points

Par Call:	2 months prior to the stated maturity date

CUSIP/ISIN:	95040Q AK0 / US95040QAK04

Anticipated Ratings* (Moody’s/S&P/Fitch):	Baa1 / BBB+ / BBB+

Recent Developments:	We have commenced a private placement of C$300 million of senior notes to be issued by our subsidiary, HCN Canadian Holdings-1 LP, which notes will be fully and unconditionally guaranteed by us.

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.
Barclays Capital Inc.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
UBS Securities LLC

Senior Co-Managers:	BBVA Securities Inc. Fifth Third Securities, Inc. Jefferies LLC Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Stifel, Nicolaus & Company, Incorporated SunTrust Robinson Humphrey, Inc.

Co-Managers:	The Huntington Investment Company BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Loop Capital Markets LLC Raymond James & Associates, Inc. BOK Financial Securities, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free: 1-800-645-3751, Credit Agricole Securities (USA) Inc. toll free: 1-866-807-6030 or Deutsche Bank Securities Inc. toll-free: 1-800-503-4611.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.